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                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036


                                  December 21, 1995


     Rochester Tax Managed Fund, Inc.
     350 Linden Oaks
     Rochester, New York  14625

                      Re:   Final Rule 24f-2 Notice
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     Ladies and Gentlemen:

              Rochester Tax Managed Fund, Inc. (the "Fund") is a corporation organized under the laws of the State of New York. We understand that the Fund is about to file a final Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Act"), for the purpose of making definite the number of shares which it has registered under the Securities Act of 1933, as amended, and which it sold during the fiscal period January 1, 1995 to June 29, 1995, the day the Fund ceased operations. Pursuant to Rule 24f-2(b)(3), the date that the Fund ceased operations is deemed to be the close of its fiscal year for purposes of that rule.

              We have, as counsel, participated in various business and other matters relating to the Fund. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, and certain other documents and certificates of officers and representatives of the Fund relating to its organization and operation, and we generally are familiar with its business affairs. You have advised us that, during its fiscal period from January 1, 1995 to June 29, 1995, the Fund sold 17,772 shares of common stock ("Shares") at an aggregate sales price of $192,738. Based on the foregoing, it is our opinion that the 17,772 Shares sold during the Fund's fiscal period ended June 29, 1995, the registration of which will be made definite by the filing of a final Rule 24f-2 Notice, were legally issued, fully paid and nonassessable.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                                Very truly yours,

                                                KIRKPATRICK & LOCKHART LLP

                                                By /s/ Robert J. Zutz
                                                   ------------------------
                                                        Robert J. Zutz
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